Financial Industries Corporation
                         Austin Centre, 701 Brazos
                           Austin, Texas  78701



Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Financial Industries Corporation, which will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 19, 1998, at 11:00 a.m. local time. For those of you who cannot be present at this meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it to us in the enclosed postage paid envelope at your earliest convenience. By returning your proxy promptly, you will assist us in reducing the Company's expenses relating to the meeting. You can revoke your signed proxy at any time before it is used.

We appreciate your support and cooperation in returning the enclosed proxy.


                              Cordially,



                              Roy F. Mitte
                              Chairman, President and Chief Executive
                              Officer




Financial Industries Corporation
Austin Centre, 701 Brazos
Austin, Texas  78701








Notice is hereby given that the 1998 Annual Meeting of Shareholders of Financial Industries Corporation is scheduled to be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 19, 1998,
11:00 a.m., local time, for the following purposes:

     1.   The election of eleven Directors for the ensuing year.

     2. Such other business that may properly come before the meeting or any adjournment thereof.

Only those Shareholders of record at the closed of business on March 27, 1998 (the "Record Date") will be entitled to notice of and vote at the meeting or any adjournment thereof.

The Proxy Statement accompanies this notice.

April 16, 1998

                              By Order of the Board of Directors



                              Eugene E. Payne
                              Secretary


YOUR VOTE IS IMPORTANT

We hope that you will be able to attend the meeting in person. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY in the enclosed envelope for which no postage is necessary if mailed in the United States. It will assist us in reducing the expenses of the Annual Meeting if shareholders who do not attend in person return the signed proxy promptly. You may revoke your proxy at any time before it is voted.




PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS OF
Financial Industries Corporation
Austin Centre        701 Brazos     Austin, Texas  78701

     This Proxy is furnished in connection with the solicitation of proxies by the Board of Directors of Financial Industries Corporation (FIC or the Company) for use at the Annual Meeting of Shareholders to be held May 19, 1998, at the Austin Centre, 701 Brazos, Austin, Texas 78701. Solicitation of proxies may be made by mail and telephone and the expenses will be borne by FIC. The Company intends to reimburse broker-dealers and others for forwarding the proxy materials to beneficial owners of FIC's Common Stock. The approximate date on which this Proxy Statement and the enclosed Form of Proxy will be sent or given to shareholders is April 16, 1998.

     A copy of FIC's Annual Report of Shareholders for the year ended December 31, 1997, including financial statements, has either been previously forwarded to Shareholders or is included with this Proxy Statement.

     A copy of the Company's Annual Report to the Securities and Exchange Commission on form 10-K, including Financial Statements and Financial Schedules, may be obtained by Shareholders without charge upon the receipt of a written request addressed to Robert S. Cox, Financial Industries Corporation, Austin Centre, 701 Brazos, Austin, Texas 78701.

     Only shareholders of record on the books of FIC at the closed of business on March 27, 1998, will be entitled to vote at the Annual Meeting. At the close of business on such date, there were outstanding and entitled to vote 5,427,965 shares of Common Stock. Each shareholder of FIC Common Stock is entitled to one vote for each share standing in his or her name on the books of the Company, as of the Record Date, on all business to come before the meeting.
However, in voting for Directors, each shareholder may cumulate votes for the election of Directors for those candidates whose names have been placed in nomination; that is, each Shareholder may cast as many votes as there are Directors to be elected multiplied by the number of shares then registered in his or her name and to cast all such votes for one candidate or distribute such votes among the nominees for Director in accordance with the Shareholder's choice. Each share will be entitled to eleven (11) votes on a cumulative basis in voting for Directors. The right to vote cumulatively may be exercised only in the event that a Shareholder gives written notice of his decision to vote cumulatively to the Secretary of FIC on or before the day preceding the Annual Meeting. If any Shareholder complies with that written notice requirement, all Shareholders may cumulate their votes. FIC's management does not intend to request cumulative voting of their shares and is not aware of an intention by any Shareholder to do so. However, should any Shareholder elect to vote cumulatively, the person authorized to vote shares represented by executed proxies, if authority to vote for the election of Directors is not withheld, will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specific candidates has been withheld, among those nominees for whom authority to vote has not been withheld.

     The proxy solicited by this Proxy Statement is revokable at any time prior to the exercise thereof at the meeting by written notice submitted to Eugene E. Payne, Secretary, Financial Industries Corporation, Austin Centre, 701 Brazos, Austin, Texas 78701 or by delivery of a subsequent proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with instructions contained therein. Proxies submitted without specification will be voted to elect the nominees for Directors named herein.


                           ELECTION OF DIRECTORS

     The following eleven nominees are proposed for election as Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All nominees are
now Directors of the Company, except Dr. Jerome H. Supple.   Proxies
solicited by the Board of Directors will be voted in favor of the election of these nominees unless authorization to do so is withheld in the proxy. If any nominee for election as Director is unable or unwilling to serve, which the Board of Directors does not anticipate, the persons acting under the proxy will vote for such other person as management may recommend. An affirmative vote by a majority of those shares constituting at least a quorum at the Annual Meeting of Shareholders is required for the election of Directors. The Board of Directors recommends a vote "FOR" each of the nominees.

     The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them are set forth on the following pages. The data supplied below is based on information provided by the nominees, except to the extent that such data is known to the Company.



                         Director  Principal Occupation
Name                Age   Since    and Other Information


John D. Barnett     54   1991      Vice President-Investments,
                                   Investment Professionals, Inc.
                                   since August 1996.  Vice
                                   President-Investments of
                                   Prudential Securities from April
                                   1983 to July 1996.

Joseph F. Crowe     59   1992      Director of FIC since February
                                   1992. Vice President of FIC from
                                   February  1992 to January  1997,
                                   when he retired from active
                                   service with the Company.   Vice
                                   President of ILCO from May 1991 to
                                   January 1997.  Director of ILCO
                                   from May 1991 to October 1997.
                                   Executive Vice President of
                                   Investors Life Insurance Company
                                   of North America and Investors
                                   Life Insurance Company of Indiana
                                   (formerly known as
                                   InterContinental Life Insurance
                                   Company) from June 1991 to January
                                   1997.  Director of Investors Life
                                   Insurance Company of North America
                                   and InterContinental Life
                                   Insurance Company from June 1991
                                   to January 1997.  Executive Vice
                                   President and Director of Family
                                   Life Insurance Company from June
                                   1991 to January 1997.      From
                                   December 1986 to March 1991,
                                   Executive Vice President of
                                   Personal Financial Security
                                   Division of Aetna Life & Casualty
                                   Company.

Jeffrey H. Demgen   45   1995      Director of FIC since May 1995.
                                   Vice President of FIC since August
                                   1996.  Vice President and Director
                                   of ILCO since August 1996.
                                   Director of Family Life Insurance
                                   Company since October 1992.
                                   Executive Vice President of Family
                                   Life Insurance Company since
                                   August 1996.  Senior Vice
                                   President of Family Life Insurance
                                   Company from October 1992 to
                                   August 1996.  Executive Vice
                                   President and Director of
                                   Investors Life Insurance Company
                                   of North America since August
                                   1996.  Senior Vice President and
                                   Director of Investors Life
                                   Insurance Company of North America
                                   from October 1992 to June 1995.
                                   Executive Vice President of
                                   Investors Life Insurance Company
                                   of Indiana (formerly known as
                                   InterContinental Life Insurance
                                   Company) since August 1996.
                                   Senior Vice President of
                                   InterContinental Life Insurance
                                   Company from October 1992 to June
                                   1995.  Executive Vice President
                                   and Director of Investors Life
                                   Insurance Company of Indiana from
                                   August 1996 to December 1997, when
                                   it merged into ILIC.  Senior Vice
                                   President of United Insurance
                                   Company of America from September
                                   1984 to July 1992.

Theodore A. Fleron  58   1996      Vice President and Director of FIC
                                   since August 1996.  Vice President
                                   and Director of ILCO since May
                                   1991.  Assistant Secretary of ILCO
                                   since June 1990.  Senior Vice
                                   President, General Counsel,
                                   Assistant Secretary and Director
                                   of Investors Life Insurance
                                   Company of North America and
                                   Investors Life Insurance Company
                                   of Indiana (formerly known as
                                   InterContinental Life Insurance
                                   Company) since July 1992.  General
                                   Counsel, Assistant Secretary and
                                   Director of Investors Life
                                   Insurance Company of North America
                                   and InterContinental Life
                                   Insurance Company from January
                                   1989 to July 1992.  Senior Vice
                                   President, General Counsel,
                                   Director and Assistant Secretary
                                   of Investors Life Insurance
                                   Company of Indiana from June 1995
                                   to December 1997, when it merged
                                   into ILIC.  Senior Vice President,
                                   General Counsel, Director and
                                   Assistant Secretary of Family Life
                                   Insurance Company since August
                                   1996.

James M. Grace      54   1976      Vice President,  Treasurer and
                                   Director of FIC. Vice President
                                   and Treasurer of ILCO since
                                   January 1985.  Executive Vice
                                   President, Treasurer and Director
                                   of  Investors Life Insurance
                                   Company of Indiana (formerly know
                                   as InterContinental Life Insurance
                                   Company ) since 1989.  Executive
                                   Vice President and Treasurer of
                                   Investors Life Insurance Company
                                   of North America since 1989.
                                   Executive Vice President,
                                   Treasurer and Director of Family
                                   Life Insurance Company since June
                                   1991.  Director, Executive Vice
                                   President and Treasurer of
                                   Investors Life Insurance Company
                                   of Indiana from February 1995 to
                                   December 1997, when it merged into
                                   ILIC.

Dale E. Mitte       63   1994      Director of FIC since 1994. Senior
                                   Vice President since January 1993
                                   and Vice President, Chief
                                   Underwriter and Director since
                                   December 1988 of Investors Life
                                   Insurance Company of North America
                                   and Investors Life Insurance
                                   Company of Indiana (formerly known
                                   as InterContinental Life Insurance
                                   Company).  Director from June 1991
                                   to April 1992 and Vice President
                                   and Chief Underwriter since June
                                   1991 of Family Life Insurance
                                   Company.  Director, Senior Vice
                                   President and Chief Underwriter of
                                   Investors Life Insurance Company
                                   of Indiana form June 1995 to
                                   December 1997, when it merged into
                                   ILIC.

Roy F. Mitte        66   1976      Chairman of the Board, President
                                   and Chief Executive Officer of
                                   FIC.  Chairman of the Board,
                                   President and Chief Executive
                                   Officer of InterContinental Life
                                   Corporation (ILCO) and Investors
                                   Life Insurance Company of Indiana
                                   (formerly known as
                                   InterContinental Life Insurance
                                   Company) since January 1985.
                                   President of ILCO since April
                                   1985.  Chairman of the Board,
                                   President and Chief Executive
                                   Officer of Investors Life
                                   Insurance Company of North America
                                   since December 1988. Chairman of
                                   the Board, President and Chief
                                   Executive Officer of Family Life
                                   Insurance Company since June 1991.
                                   Chairman of the Board, President
                                   and Chief Executive Officer of
                                   Investors Life Insurance Company
                                   of Indiana from  February 1995 to
                                   December 1997, when it merged into
                                   ILIC.

Frank Parker        69   1994      President, Gateway Tugs, Inc. and
                                   Par-Tex Marine, Inc., both of
                                   which are located in Brownsville,
                                   Texas and are engaged in operating
                                   and chartering harbor and
                                   intracoastal tug boats, for more
                                   than the last five years.


Eugene E. Payne     55   1992      Vice President, Secretary and
                                   Director of FIC. Vice President of
                                   ILCO since December 1988 and
                                   Secretary and Director of ILCO
                                   since May 1989.  Executive Vice
                                   President, Secretary and Director
                                   of Investors Life Insurance
                                   Company of North America since
                                   December 1988.  Executive Vice
                                   President since December 1988 and
                                   Director since May 1989 of
                                   Investors Life Insurance Company
                                   of Indiana (formerly known as
                                   InterContinental Life Insurance
                                   Company).  Executive Vice
                                   President, Secretary and Director
                                   of Family Life Insurance Company
                                   since June 1991.  Director,
                                   Executive Vice President and
                                   Secretary of Investors Life
                                   Insurance Company of Indiana from
                                   February 1995 to December 1997,
                                   when it merged into ILIC.

Thomas C. Richmond  56   1996      Director of FIC since August 1996.
                                   Director of ILCO from March 1994
                                   to August 1996.  Director from
                                   March 1989 to February 1990,
                                   Senior Vice President since
                                   January 1993 and Vice President
                                   from March 1989 to January 1993 of
                                   Investors Life Insurance Company
                                   of North America and Investors
                                   Life Insurance Company of Indiana
                                   (formerly known as
                                   InterContinental Life Insurance
                                   Company).  Senior Vice President
                                   of Family Life Insurance Company
                                   since June 1991.  Senior Vice
                                   President of Investors Life
                                   Insurance Company of Indiana from
                                   June 1995 to December 1997, when
                                   it merged into ILIC.

Jerome H. Supple    62             President and Professor of
                                   Chemistry, Southwest Texas State
                                   University, San Marcos, Texas
                                   since 1989.  Director, Frost Bank.
                                   Dr. Supple is also active in a
                                   number of professional and
                                   educational organizations
                                   including: American Association of
                                   State Colleges and Universities,
                                   Board of Directors; American
                                   Council of Education/ Commission
                                   on Governmental Relations;
                                   Commission on Colleges - Class
                                   1993/Southern Association of
                                   Colleges and Schools; National
                                   Collegiate Athletic Association
                                   President's Commission;
                                   Association of Texas Colleges and
                                   Universities, Board of Directors;
                                   American Association for the
                                   Advancement of Science; and
                                   American Association of Higher
                                   Education.



     All of the nominees names above were elected Directors at the 1997 Annual Meeting of Shareholders, except Dr. Supple, who has been nominated by the Board of Directors to be elected at the 1998 Annual Meeting of Shareholders.

     The incumbent directors, except for Mr. Nadler, have been nominated for submission to vote of the shareholders for reelection at the 1998 Annual Meeting of Shareholders.


                            EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the persons who currently serve as the Company's executive officers together with all positions and offices held by them with the Company. Officers are elected to serve at the will of the Board of Directors or until their successors have been elected and qualified.

Name               Age       Positions and Offices

Roy F. Mitte       66        Chairman of the Board, President and Chief
                             Executive Officer
James M. Grace     54        Vice President and Treasurer
Eugene E. Payne    55        Vice President and Secretary
Jeffrey H. Demgen  45        Vice President

     In May 1991, Roy F. Mitte suffered a stroke, resulting in partial paralysis affecting his speech and mobility. Mr. Mitte continues to make the requisite decisions in his capacity as Chief Executive
Officer, although his ability to communicate and his mobility are impaired.


   COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on reviews of the copies of such forms furnished to the Company, or written representatives that no Forms 5 were required, the Company believes that during the period from January 1, 1997 through December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were compiled with.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                        Amount and Nature
Name and Address of      of Beneficial               Percent
Beneficial Owner            Ownership                of Class


Roy F. Mitte,
Chairman of the Board,
President and Chief
Executive Officer,
701 Brazos
Suite 1400,
Austin, Texas  78701         1,866,520 (1)               34.39% (1)

InterContinental Life
  Corporation
701 Brazos
Suite 1400,
Austin, Texas  78701           727,115  (2)              12.19% (3)

Investors Life Insurance
  Company of North America
701 Brazos
Suite 1400
Austin, Texas  78701           727,115  (2)               12.19% (3)

Heartland Advisors, Inc.
790 North Milwaukee St.
Milwaukee, WI 53202            320,400                     5.00% (4)


(1) Of these shares, 1,493,216 are held jointly by Mr. Mitte with his wife, Joann C. Mitte. Mr. Mitte and his wife also control the Roy
     F. and Joanne Cole Mitte Foundation, a Texas non-profit corporation (the "Foundation"), which owns 373,304 common shares of FIC stock as a result of a donation made by Mr. Mitte and his wife from their personal holdings. The holdings of the Foundation combined with Mr. and Mrs. Mitte's remaining personal holdings in FIC stock constitutes 34.39 percent of the outstanding common stock of that company.

(2) Of such shares, 145,500 shares are owned by Investors Life Insurance Company of North America (Investors-NA), 44,250 shares are owned by Investors Life Insurance Company of Indiana (Investors-IN)(formerly known as InterContinental Life Insurance Company), and 537,365 shares are issuable upon exercise of an option held by Investors-NA. Investors-NA is a direct subsidiary of ILCO. Investors-IN is a direct subsidiary of Investors-NA.

(3) Assumes that outstanding stock options or warrants held by other persons have not been exercised.

(4) As reported to the Company on a Schedule 13(G) filed by Heartland Advisors, Inc. According to the Schedule 13(G), the shares are held for various investment advisory accounts and the interest of one such account (Heartland Value Fund, a registered investment company) is more than 5% of the common stock of FIC. The Schedule 13(G) was filed on January 27, 1998.



     The following table contains information as of March 16, 1998 as to the Common Stock of the Company beneficially owned by each Director, nominee and executive officer and by all executive officers, nominees and directors of the Company as a group. Messrs. Crowe, Demgen, Fleron and Richmond and Dr. Supple did not beneficially own any shares of FIC as of April 6, 1998. The information contained in the table has been obtained by the Company from each Director, nominee and executive officer except for information known to the Company. Except as indicated in the notes to the table, each beneficial owner has sole voting power and sole investment power as to the shares listed opposite his name.
                        Amount and Nature of           Percent
Name                    Beneficial Ownership           of Class

John Barnett                   2,000                      *
Joseph F. Crowe                  -0- (2)
Jeffrey H. Demgen                -0- (2)
Theodore A. Fleron               -0-
James M. Grace                 5,600 (2)                  *
Dale E. Mitte                  2,000                      *
Roy F. Mitte               1,866,520(1,2)                34.39%
Leonard A. Nadler               1,665                     *
Frank Parker                   10,000                     *
Eugene E. Payne                 5,360 (2)                 *
Thomas C. Richmond               -0-
Jerome H. Supple                 -0-

All Executive Officers,
Nominees and Directors as
a group (11 persons)       1,893,145(1,2)                34.87%


(1) As of March 16, 1998, Mr. Mitte, jointly with his wife Joann, currently owns 1,493,216 common shares of Financial Industries Corporation ("FIC"). Mr. Mitte and his wife also control the Roy
       F. and Joanne Cole Mitte Foundation, a Texas non-profit corporation (the "Foundation"), which owns 373,304 common shares of FIC stock as a result of a donation made by Mr. Mitte and his wife from their personal holdings. The holdings of the Foundation combined with Mr. and Mrs. Mitte's remaining personal holdings in FIC stock constitutes 34.39 percent of the outstanding common stock of that company. Mr. Mitte holds the position of Chairman,
       President and Chief Executive Officer of FIC.   Messrs. Grace and
       Crowe and Drs. Payne and Supple serve as Directors of the Foundation.

(2) No executive officer or director holds any options to acquire FIC Common Stock. Messrs. Roy Mitte, Grace, Payne and Demgen are executive officers and/or directors of ILCO and beneficially owned approximately 62% of the outstanding shares of ILCO common stock as of March 16, 1998. Since FIC beneficially owns 60.68% of ILCO Common Stock, Mr. Roy Mitte's personal holdings are combined with FIC's holdings in determining the percentage of ILCO Common Stock beneficially owned by Mr. Mitte. ILCO beneficially owned 727,115 shares of FIC Common Stock (12.19% of the outstanding shares) as of March 16, 1998.

 *     Less than 1%.




COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

  The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the three other persons who were serving as executive officers of the Company at the end of 1997 and received cash compensation exceeding $100,000 during 1997:



                      Annual Compensation
                                                 Long Term
                                                 Compensa-
                                                 tion
                                                 Awards
Name and                                         Stock
Principal                                        Options  All Other
Position     Year Salary(1)  Bonus(8) Other(2)  (Shares)  Compensation(9)


Roy F. Mitte,
Chairman of
Board,
President and
Chief        1997 $503,500  $1,500,000
Executive    1996 $503,500     -0-         -0-             $2,446,397(3)
Officer      1995 $503,500     -0-         -0-             $1,120,513(4)

James M.
Grace,
Vice
President    1997 $195,000     $40,000
and          1996 $195,000     $15,000     -0-                -0-
Treasurer    1995 $195,000     $10,000     -0-                -0-

Eugene E.
Payne,       1997 $195,000     $40,000
Vice         1996 $195,000     $15,000     -0-                -0-
President    1995 $195,000     $10,000     -0-                -0-
&Secretary

Jeffrey
H. Demgen,
Vice Presi-  1997 $117,884     $30,000
dent         1996 $102,500     $ 7,500     -0-                -0-




(1) The salaries and bonuses set forth in the table were paid by ILCO, except that FIC and/or Family Life authorized payment of a portion of Mr. Mitte's salary in each of 1995, 1996 and 1997. The executive officers of FIC have also been executive officers of Family Life, the insurance subsidiary of FIC, and ILCO and its insurance subsidiaries. FIC and/or Family Life reimbursed ILCO (or, in the case of Mr. Mitte, authorized payment of) the following amounts as FIC's or Family Life's share of the executive officers' cash compensation and bonus for 1995, 1996 and 1997: (i) Mr. Mitte:
$216,857, $216,857 and $999,746, respectively;(ii) Mr. Grace:
$88,293, $83,987 and $68,150, respectively; (iii) Dr. Payne:
$79,875, $83,987 and $68,150, respectively; and (iv) Mr. Demgen:
$46,125 and $66,548  (1996 and 1997 only).

The bonuses for Mr. Grace, Dr. Payne and Mr. Demgen represent amounts paid in 1997, but include the bonuses awarded with respect to the years 1996 and 1997.

Mr. Mitte and FIC are parties to an employment agreement, providing for the employment of Mr. Mitte as Chairman, President and Chief Executive Officer of the Company. The agreement, which was initially effective February 25, 1982, provides for five-year terms and for automatic renewals for successive five-year periods, unless otherwise terminated in accordance with the terms of the agreement. The agreement provides that the level of compensation will be fixed each year by agreement, but not less than $120,000 per year. In addition, the agreement provides that Mr. Mitte is entitled to reimbursement for reasonable business expenses and to participate in all fringe benefit plans and arrangements available generally to employees of the Company.

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(3) During 1996, ILCO paid Mr. Mitte: (i) $1,862,000 for the cancellation in 1996 of options to purchase 121,500 shares of the Company's common stock, plus interest at the rate of 8% per year on such amount for a one year period (for a total of $2,011,737); (ii) $120,700 for the federal income tax reimbursement relating to the cancellation in 1995 of options to purchase 50,000 shares of the Company's common stock; and (iii) $313,960 for the federal income tax reimbursement relating to the 1996 options cancellation described above in this footnote. Each of these payments was made pursuant to the contract referred to in footnote 4.


(4) In 1989, ILCO's Board of Directors granted Mr. Mitte options to purchase 600,000 shares of ILCO's Common Stock. In October 1992, Mr. Mitte surrendered to ILCO for cancellation options to purchase 120,000 shares. ILCO and Mr. Mitte entered into a contract in 1993 providing for the cancellation of 240,000 options for an aggregate amount of $3,237,120 in 1993 and the cancellation in subsequent years of the remaining options for an aggregate amount of $3,610,240. In addition, the Company agreed to pay Mr. Mitte the amount necessary to ensure that Mr. Mitte will receive the same amount, after federal income tax, that he would have received if the options had been cancelled in 1992. During 1995, Mr. Mitte was paid $836,582 for the cancellation in 1995 of options to purchase 50,000 shares of ILCO's Common Stock, $156,323 for the federal income tax reimbursement relating to the cancellation in 1994 of options to purchase 68,500 shares and $127,608 as the final payment relating to the cancellation in 1993 of options to purchase 240,000 shares. These option cancellation payments were made pursuant to the contract referred to above. FIC's Compensation Committee made a recommendation to FIC's Board of Directors, which it adopted, that, in lieu of paying Mr. Mitte a bonus as it has in the past, FIC pay $407,000 of these option cancellation payments to Mr. Mitte, with the balance of $713,513 being paid by ILCO.


Directors' Compensation
      Directors who are not officers or employees of the Company are paid a $5,000 annual fee, and are compensated $1,000 for each regular or special meeting of the Board of Directors which they attend in person.

Members of Compensation Committee
      The Compensation Committee makes recommendations to the Board of Directors with respect to the Chief Executive Officer's compensation. The members of the Compensation Committee are John
D. Barnett, Leonard A. Nadler and Frank Parker.

Compensation Committee Interlocks and Insider Participation
      Roy F. Mitte determines the compensation of all executive officers of the Company, other than the Chief Executive Officer. Mr. Mitte is the Chairman of the Board, President and Chief Executive Officer of the Company and ILCO. He also determines the compensation of all executive officers of ILCO, other than the Chief Executive Officer.

Reports on Executive Compensation
      The following reports and the performance graph following those reports shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Chief Executive Officer's Report
      The following report is made by Chief Executive Officer with respect to compensation policies applicable to the Company's executive officers, other than the Chief Executive Officer.

      The goal of the Company's compensation policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining senior managers. Executive compensation is based on several factors, including corporate performance. While sales, earnings, return on equity and other performance measurers are considered in making annual executive compensation decisions, no formulas, pre-established target levels or minimum performance thresholds are used. Each executive officer's individual initiatives and achievements and the performance of the operations directed by the executive are integral factors utilized in determining that officer's compensation.

      Since the executive officers of the Company are also executive officers of ILCO, they receive cash compensation from the Company and ILCO. In addition, since a significant portion of the Company's net income is derived from its equity in ILCO's net income, the executive officers of both companies are provided long-term equity-based compensation in the form of ILCO stock options, ILCO's Employee Stock Ownership Plan ("ESOP") and ILCO's Savings and Investment (401K) Plan. They also participate in medical and pension plans that are generally available to employees of the Company and ILCO. The objectives of the stock option plan, the ESOP and the 401K Plan are to create a strong link between executive compensation and shareholders return and enable senior managers to develop and retain a significant and long-term equity investment.

       Under ILCO's Non-Qualified Stock Option Plan, options to buy ILCO's Common stock at 100% of the fair market value on the date of grant but in no event less that $3.33 per share can be granted to officers, directors, agents and other. At December 31, 1997, options to purchase 84,000 shares were outstanding, of which options to buy 36,000 shares were held by executive officers of the Company and ILCO. ILCO's Board of Directors administers both plans. Options were granted in 1988, 1991 and 1995. No options were granted in 1992, 1993, 1994 , 1996 or 1997.

      ILCO's ESOP is a noncontributory employee benefit plan available to all employees who have completed one year of service. Allocations of ILCO's contributions are made to participants in accordance with their compensation. Vesting of participants in their accounts occurs in annual installments over a period of approximately ten years. The assets of the ESOP consist of 350,296 shares of ILCO's Common Stock, of which are 45,512 shares are allocated to the accounts of executive officers of the Company and ILCO and the balance of the shares are allocated to the other participants.

       ILCO's 401K Plan allows eligible employees to make voluntary contributions on a tax deferred basis. During 1997, the Plan was amended to provide for a matching contribution by participating companies. The match, which is in the form of shares of ILCO common stock, is equal to 100% of an eligible participant's elective deferral contributions, as defined in the Plan, not to exceed 1% of the participant's plan compensation. Allocations are made on a quarterly basis to the account of participants who have at least 250 hours of service in that quarter.

       The Company and ILCO provide medical and pension benefits to their executive officers that are generally available to employees.


      The foregoing report has been furnished by Roy F. Mitte.

Compensation Committee's Report
      The Compensation Committee of the Board of Directors makes a recommendation to the Board of Directors each year with respect to the Chief Executive Officer's compensation for that year. For the year 1997, the Committee recommended that the Chief Executive Officer's compensation continue at the same level in effect for the year 1996 ($216,857). In addition, the Committee recommended that the Chief Executive Officer receive a cash bonus in the amount of $750,000.

     The compensation policies and practices of the Compensation Committee are subjective and are not based upon specific criteria. The Committee did consider the Company's overall financial performance and its continuing progress in expense management, maintenance of a high quality investment portfolio and marketing of insurance products designed to generate an acceptable level of profitability. The Committee recognized the Chief Executive Officer's leadership role in the Company's performance and his ability to select, recruit and motivate qualified people to implement the Company's policies that have contributed to that performance.

      Since the Chief Executive Officer's 1997 compensation is not based on any particular measures of the Company's performance, such as sales, earning or return on equity, there is no specific discussion in this report of the relationship of the Company's performance to the Chief Executive Officer's compensation for 1997.
 Nevertheless, the Committee does believe that it is noteworthy that (i) the Company's net income for 1997 was $16,328,000 ($3.01 basic and $2.92 diluted per share) compared to net income of $16,157,000 ($2.98 basic and $2.90 diluted per share) for 1996,
(ii) net income for the year 1997 includes $3.2 million from the sale of Family Life's interest in the Bridgepoint Square Offices and (iii) $6.4 million from FIC's equity interest in ILCO's net income (including $3.8 million related to ILCO's gain from the sale of its interest in the Bridgepoint Square Offices. FIC has a 45.4% equity interest in the net income of ILCO.

      The foregoing report is submitted by the members of the Compensation Committee.


Performance Graph
       The graph and table below compare the cumulative total shareholder return on the Company's Common Stock for the last five calendar years with the cumulative total return on The Nasdaq Stock Market (US) and an index of stocks of life insurance companies traded on Nasdaq over the same period (assuming the investment on December 31, 1992 of $100 in the Company's Common Stock, The Nasdaq Stock Market (U.S.) and an index of stocks of life insurance companies traded on Nasdaq and the reinvestment of all dividends).



                         [Performance Graph Omitted]




              12/31/92  12/31/93  12/30/94  12/29/95  12/29/96  12/31/97
The Company (1)$ 100.00  $ 77.85 $ 60.78   $ 72.55      $111.52  $183.28
The Nasdaq
Stock Market
(US)           $ 100.00  $114.80 $112.20   $158.70      $195.20  $239.50
Index of
Nasdaq Life Ins.
Stocks (2)    $ 100.00   $119.60 $102.90   $154.60      $199.50  $263.40

(1) The dollar amounts for the Company's Common Stock are based on the closing bid prices on Nasdaq on the dates indicated.

(2) The Index of Nasdaq Life Insurance Stocks is comprised of life insurance companies whose stocks were traded on Nasdaq during the last five calendar years (41 issues traded during that period, of which 25 issues were traded on December 31, 1997). These peer companies were selected by the Company on a line-of-business basis.

      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


(a) The obligations of ILCO under the ILCO Senior Loan are guaranteed by FIC. FIC presently owns 1,966,346 shares of ILCO Common Stock, constituting 45.40% of such shares outstanding, and holds options to acquire an additional 1,702,155 shares at the average bid price of such shares during the six-month period preceding the date of any such purchase. In the event that such options were to be fully exercised, the total number of ILCO's shares owned by FIC would constitute 60.80% of ILCO's outstanding Common Stock. The current Senior Loan of ILCO is scheduled to be fully repaid on October 1, 1998. Accordingly, unless ILCO s Senior Loan is extended, or ILCO otherwise incurs indebtedness which is guaranteed by FIC, FIC s rights under the 1986 option agreement would expire on October 1, 1998.

(b) Roy F. Mitte serves as Chairman, President and Chief Executive Officer of both FIC and ILCO. James M. Grace serves as Vice President, Treasurer and Director of both companies; Dr. Payne serves as Vice President, Secretary and Director of both companies; Messrs. Demgen and Fleron serve as Vice Presidents and Directors of both companies. Mr. Roy Mitte holds beneficial ownership of 34.39% of the outstanding shares of the Company (see "Security Ownership of Certain Beneficial Owners").

(c) In connection with the December, 1997 sale of Bridgepoint Square Offices by Investors-NA and Family Life Insurance Company, FIC Realty received a commission in the amount of $156,000, of which $122,538 was paid by Investors-NA and $33,462 by Family Life.

(d) As part of the financing arrangement for the acquisition of Family Life, a $22.5 million loan was made by Investors Life Insurance Company of North America (Investors-NA) to FLC, a subsidiary of FIC, and a $2.5 million loan was made by Investors-CA to FIC. In addition to the interest provided under those loans, Investors-NA and Investors Life Insurance Company of California (now merged into Investors-NA) were granted by FIC non-transferable options to purchase, in the amounts proportionate to their respective loans, up to a total of 9.9 percent of shares of FIC's common stock at a price of $10.50 per share, equivalent to the then current market price, subject to adjustment to prevent dilution. As a result of the FIC's five-for-one stock split, which was effective November 12, 1996, the option price is currently $2.10 per share. The options originally were to expire on June 12, 1998 if not previously exercised. In connection with the 1996 amendments to the subordinated notes, as described below, the expiration date of the options were extended to September 12, 2006.

On July 30, 1993, the subordinated indebtedness owed to Merrill Lynch and its affiliate was prepaid. The Company paid $38 million plus accrued interest to retire the indebtedness, which had a principal balance of approximately $50 million on July 30, 1993. The primary source of the funds used to prepay the subordinated debt was new subordinated loans totaling $34.5 million that FLC and another subsidiary of FIC obtained from Investors-NA. The principal amount of the new subordinated debt is payable in four equal annual installments in 2000, 2001, 2002 and 2003 and bears interest at an annual rate of 9%. The other terms of the new debt are substantially the same as those of the $22.5 million subordinated loans that Investors-NA had previously made to FLC and that continue to be outstanding.

As of June 12, 1996, the provisions of the notes from Investors-NA to FIC, FLC and FLIIC were modified as follows: (a) the $22.5 million note was amended to provide for twenty quarterly principal payments, in the amount of $1,125,000 each, to commence on December 12, 1996; the final quarterly principal payment is due on September 12, 2001; the interest rate on the note remains at 11%, (b) the $30 million note was amended to provide for forty quarterly principal payments, in the amount of $163,540 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $1,336,458; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (c) the $4.5 million note was amended to provide for forty quarterly principal payments, in the amount of $24,531 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $200,469; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (d) the $2.5 million note was amended to provide that the principal balance of the note is to be repaid in twenty quarterly installments of $125,000 each, commencing December 12, 1996 with the final payment due on September 12, 2001; the rate of interest remains at 12%, (e) the Master PIK note, which was issued to provide for the payment in kind of interest due under the terms of the $2.5 million note prior to June 12, 1996, was amended to provide that the principal balance of the note ($1,977,119) is to be paid in twenty quarterly principal payments, in the amount of $98,855.95 each, to commence December 12, 1996 with the final payment due on September 12, 2001; the interest rate on the note remains at 12%.

(e) FIC was reimbursed by ILCO for rental expense and certain other operating expenses incurred during 1997 on behalf of ILCO. The amount of such reimbursement was approximately $822,000.

(f) Pursuant to a data processing agreement with a major service company, the data processing needs of ILCO's and FIC's insurance subsidiaries were provided at a central location until November 30, 1994. Commencing December 1, 1994, all of those data processing needs are provided to ILCO's and FIC's Austin, Texas and Seattle, Washington facilities by FIC Computer Services, Inc. ("FIC Computer"), a new subsidiary of FIC. Each of FIC's and ILCO's insurance subsidiaries has entered into a data processing agreement with FIC Computer whereby FIC Computer provides data processing services to each subsidiary for fees equal to such subsidiary's proportionate share of FIC Computer's actual costs of providing those services to all of the subsidiaries.
Family Life paid $824,425 and ILCO's insurance subsidiaries paid $3,010,110 to FIC Computer for data processing services provided during 1997.

(g) In 1995, Family Life entered into a reinsurance agreement with Investors-NA pertaining to universal life insurance written by Family Life. The reinsurance agreement is on a co-insurance basis and applies to all covered business with effective dates on and after January 1, 1995. The agreement applies to only that portion of the face amount of the policy which is less than $200,000; face amounts of $200,000 or more are reinsured by Family Life with a third party reinsurer.

(h) In 1996, Family Life entered into a reinsurance agreement with Investors-NA, pertaining to annuity contracts written by Family Life. The agreement applies to contracts written on or after January 1, 1996.


                      BOARD, COMMITTEES AND MEETINGS

     FIC's Board of Directors met formally three times during 1997.
All of the incumbent Directors attended at least 75% of the required meetings, except Leonard Nadler, who attended two of the three meetings (66%).

     The Board has an Audit Committee which did not have any formal meetings during 1997. The Board does not have a Nominating Committee. The Directors serving on the Audit Committee in 1997 were Messrs. Dale Mitte, Grace, Barnett and Crowe. The duties of the Audit Committee are to review the financial statements and the results of the Company's annual audit with FIC's independent auditors.

     The members of the Compensation Committee during 1997 were:
Messrs, Barnett, Nadler and Parker. The Compensation Committee held one meeting during 1997.

             RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     FIC's accounting firm for the current year is Price Waterhouse LLP. Representatives of Price Waterhouse LLP are expected to be available for comment at the Shareholders Meeting and will be given an opportunity to respond to appropriate questions.

                           SHAREHOLDER PROPOSALS

     It is contemplated by the management of FIC that the next Annual Meeting of the Shareholders of FIC will be held on or about May 20, 1999. Proposals submitted by any security holders and intended to be included in FIC's Proxy Statement and Form of Proxy relating to the meeting must be received by the Company at its principal executive offices no later than December 31, 1998 and must be in compliance with applicable laws and Securities and Exchange Commission regulations.

                            ADDITIONAL MATTERS

     At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the meeting. However, if any other matter should be presented, the persons named in the accompanying proxy will vote according to their best judgment in the interest of FIC with respect to such matters.

Date:  April 16, 1997

                                 By Order of the Board of Directors
                                 Financial Industries Corporation


                                 Eugene E. Payne
                                 Secretary